Exhibit 10.2

2006 Stock Incentive Plan
of Honeywell International Inc. and its Affiliates

STOCK OPTION AWARD AGREEMENT

          STOCK OPTION AWARD AGREEMENT made in Morris Township, New Jersey, as of the [DAY] day of [MONTH, YEAR] (the “Date of Grant”), between Honeywell International Inc. (the “Company”) and [EMPLOYEE NAME] (the “Employee”).

1.

Grant of Option. The Company has granted you an Option to purchase [NUMBER] Shares of Common Stock, subject to the provisions of this Agreement and the 2006 Stock Incentive Plan for Employees of Honeywell International Inc. and its Affiliates (the “Plan”). This Option is a nonqualified Option.

2.	Exercise Price. The purchase price of the Shares covered by the Option will be [DOLLAR AMOUNT] per Share.

3.

Vesting. Except in the event of your death or Disability or a Change in Control, the Option will become exercisable in cumulative installments as follows: [VESTING PROVISIONS CONSISTENT WITH THE PLAN].

4.

Term of Option. The Option must be exercised prior to the close of the New York Stock Exchange (“NYSE”) on [EXPIRATION DATE], subject to earlier termination or cancellation as provided below. If the NYSE is not open for business on the expiration date specified, the Option will expire at the close of the NYSE on the business day immediately preceding [EXPIRATION DATE].

5.

Payment of Exercise Price. You may pay the Exercise Price by cash, certified check, bank draft, wire transfer, postal or express money order, or any other alternative method specified in the Plan and expressly approved by the Committee. Notwithstanding the foregoing, you may not tender any form of payment that the Committee determines, in its sole and absolute discretion, could violate any law or regulation.

6.

Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by contacting the Honeywell Stock Option Service Center, managed by Smith Barney, by telephone at 1-888-723-3391 or 1-212-615-7876, or on the internet at www.benefitaccess.com. If the Option is exercised after your death, the Company will deliver Shares only after the Committee has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

7.	Termination, Retirement, Disability or Death. The Option will vest and remain exercisable as follows:

Event	Vesting	Exercise
Death	Immediate vesting as of	Expires earlier of (i)
	death.	original expiration date, or
(ii) 3 years after death.
Disability	Immediate vesting as of	Expires earlier of (i)
	incurrence of Disability.	original expiration date, or
(ii) 3 years after Disability.
Full Retirement	Unvested Awards forfeited	Expires earlier of (i)
(Voluntary Termination of	as of Full Retirement.	original expiration date, or
Employment on or after age		(ii) 3 years after retirement.
60 and 10 Years of Service)		If you die prior to end of
this 3-year period, expires
earlier of (i) original
expiration date, or (ii) 1
year after death.
Early Retirement	Unvested Awards forfeited	Expires earlier of (i)
(Termination of	as of Early Retirement.	original expiration date, or
Employment because of		(ii) 3 years after retirement.
retirement from active		If you die prior to end of
employment on or after age		this 3-year period, expires
55 and 10 Years of Service)		earlier of (i) original
expiration date, or (ii) 1
year after death.
Voluntary termination	Unvested Awards forfeited	Expires earlier of (i)
	as of Termination of	original expiration date, or
	Employment.	(ii) 30 days after
termination. If you die prior
to end of this 30-day period,
expires earlier of (i) original
expiration date, or (ii) 1
year after death.
Involuntary termination not	Unvested Awards forfeited	Expires earlier of (i)
for Cause	as of Termination of	original expiration date, or
	Employment.	(ii) 1 year after termination.
If you die prior to end of
this 1-year period, expires
earlier of (i) original
expiration date, or (ii) 1
year after death.
Involuntary termination for	Unvested Awards forfeited	Vested Awards immediately
Cause	as of Termination of	cancelled.
Employment.

Except as expressly provided herein, all rights hereunder shall cease to accrue as of the date of your termination of employment with the Company and its Affiliates. You will forfeit the unvested portion of any award and all rights to continue vesting in awards shall cease as of the date of termination of employment. Further, you will not be entitled to receive additional awards hereunder after termination of employment. For purposes of this Agreement, if your employment is terminated under circumstances that entitle you to severance benefits under a severance plan of the Company or an Affiliate in which you participate, “Termination of Employment” refers to the date immediately prior to the date severance benefits become payable under the terms of the severance plan. If your employment is terminated under any other circumstances and you are not entitled to severance benefits under a severance plan of the Company or an Affiliate, “Termination of Employment” refers to the last day you actively perform services for the Company and its Affiliates.

8.	Change in Control. In the event of a Change in Control, any portion of the Option that has not vested as of the date of Change in Control will immediately become exercisable in full.

9.

Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or your local employer, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld with respect to the grant of the Option, any exercise of the your rights under this Agreement, the sale of Shares acquired from the exercise of the Option, and/or payment of dividends on Shares acquired pursuant to the Option.

10.

Transfer of Option. You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan.

11.	Forfeiture of Award.

(a)

By accepting the Award, you expressly agree and acknowledge that the forfeiture provisions of subparagraph (b) will apply if, from the date of the grant of the Option until the date that is twenty-four (24) months after your Termination of Employment for any reason, you enter into an employment or consultation agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company or any Affiliate is engaged if the business is competitive (in the sole judgment of the Committee) with the Company or an Affiliate and the Committee has not approved the agreement or arrangement in writing.

(b)

If the Committee determines, in its sole judgment, that you have engaged in an act that violates subparagraph (a) prior to the 24-month anniversary of your Termination of Employment, any Option that you have not exercised (whether vested or unvested)

will immediately be rescinded, and you will forfeit any rights you have with respect to the Option as of the date of the Committee’s determination. In addition, you hereby agree and promise immediately to deliver to the Company, Shares equal in value to the amount of any profit you realized upon an exercise of the Option during the period beginning six (6) months prior to your Termination of Employment and ending on the date of the Committee’s determination.

12.	Adjustments. Any adjustments to the Option will be governed by Section 5.3 of the Plan.

13.

Restrictions on Exercise. Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

14.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under U.S. federal securities laws in respect of trading in the Company’s securities, and you agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company or when using the program would otherwise result in a violation of securities law. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realize on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

15.

Plan Terms Govern. The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control unless otherwise stated in this Agreement. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Agreement.

16.	Personal Data.

(a)

By entering into this Agreement, and as a condition of the grant of the Option, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

(b)

You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

(c)

You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of options or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

(d)

You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of the your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

(e)

You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

(f)

You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

17.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

(a)

The Company (and not your local employer) is granting your Option. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

	(b)	The Company may administer the Plan from outside your country of residence and United States law will govern all options granted under the Plan.

	(c)	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

(d)

The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

(e)

The grant of the Option hereunder, and any future grant of an option under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Option nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

(f)

The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

	(g)	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

18.

Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option. You have no rights as a shareowner of the Company pursuant to the Option until Shares are actually delivered you.

19.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

20.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the facsimile signature of its Chairman of the Board and Chief Executive Officer as of the day and year first above written. By consenting to this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments or negotiations concerning the Option are replaced and superseded. You will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan unless you contact Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, NJ 07962 in writing within thirty (30) days of the date of this Agreement.

    Honeywell International Inc.

By:	David M. Cote
Chairman of the Board and
Chief Executive Officer

    I Accept:

Participant’s signature